Exhibit 10.15

MARYLAND TECHNOLOGY DEVELOPMENT CENTER

LICENSE AGREEMENT

THIS AGREEMENT (the “License Agreement” or “License”), made this 28th day of April, 2004 (the “Effective Date” except as otherwise provided herein) by and between Neogenix Oncology, Inc. (hereinafter referred to as “Licensee”) and Maryland Economic Development Corporation, a public instrumentality of the State of Maryland (hereinafter referred to as “MEDCO”).

WITNESSETH

WHEREAS, MEDCO has established the Maryland Technology Development Center (the “Center”) to assist technology-based start-up businesses and entrepreneurs; and

WHEREAS, Licensee has submitted an application to participate in the Center incubator program and a business plan in support of that application; and

WHEREAS, MEDCO, upon review of Licensee’s application and supporting documentation has accepted Licensee’s application for participation in the Center incubator program; and

WHEREAS, Licensee is desirous of being the recipient of resources to be made available to the participants of the Center incubator program;

NOW, THEREFORE, in consideration of the mutual covenants and agreements stated herein, the parties agree as follows:

1. MEDCO hereby grants to Licensee and Licensee hereby accepts a License (the “License”) to use Office #317, located within the Center located in the Shady Grove Life Sciences Center in Montgomery County, Maryland. MEDCO shall also make available the following resources and/or facilities:

a. A centralized reception service will be provided by MEDCO and maintained and staffed weekdays during regular business hours (8:30 a.m. to 5 p.m.). Such service will be made available to Licensee on a shared basis with other occupants of the Center, and as such, it is understood by Licensee that such service will be made available on a reasonable basis as determined at the sole discretion of the MEDCO, or any such facility manager as MEDCO may appoint Such services will include, on an as available basis, access to centralized mail handling, copying machine, fax machine, conference room, access to business and technical advice, and semiannual business plan reviews. For the purposes of this License Agreement, services and other amenities offered to Center licensees only and identified as on an “as available” basis, shall mean that MEDCO shall provide and maintain such offered services and amenities for the benefit of Licensee, subject only to the use by other licensees within the the Center based on a system of scheduling reasonable designed to promote access by all licensees.

b. MEDCO shall provide, subject to availability, a reasonable amount of wiring and jacks for telephone and data service within the Premises. Licensee shall pay any and all additional costs associated with additional wire runs, the use of telephone services, including but not limited to monthly service charges, service initiation charges, phone mail charges, and long distance charges. Any replacement or upgrading of telephone equipment or service shall be at the expense of Licensee and with the prior written approval of MEDCO. Such approval shall not be unreasonably withheld. Licensee shall provide MEDCO and its assigned Center Manager with proof of current virus protection before connecting any external network devices to the Center Local Area Network (LAN). Licensee shall also be required to register all external network devices that are planned for connection to the Center LAN with MEDCO’s appointed Center Manager. Licensee shall be billed for the number of IP addresses or router installations per the current billing rate. If at any time the Licensee causes a network outage, the Licensee shall be financially responsible for any costs incurred by MEDCO to correct the outage.

c. MEDCO shall provide Licensee with electric, water and sewer service for seven (7) days per week of normal office use. Licensee occupying wet lab space will be responsible for and be billed directly for all electricity costs associated with the operation of each occupied lab. Excessive use of all utilities for all occupied areas of the building, as determined by MEDCO will be paid by licensee. An analytical formula will be derived and reviewed by a professionally qualified third party chosen by MEDCO to arrive at the actual utilities cost. Normal and reasonable office janitorial service as specified in the Center janitorial contract in effect at any time during the term of this License Agreement shall be provided by MEDCO for the office spaces in the center. Licensee shall be solely responsible for janitorial service in the wet lab space. In the event Licensee makes excessive use of these services, as reasonably determined by MEDCO, the costs of such excessive use shall be borne by Licensee.

d. Any change of carpet and/or furnishings shall be at the exclusive cost of Licensee. Structural changes, or changes in installed equipment within the Premises, shall be implemented only upon prior written approval of MEDCO, and at the exclusive expense of Licensee. Such approval shall not be unreasonably withheld.

e. In the event that the Premises, equipment, or any other MEDCO property is damaged or destroyed by Licensee (excluding ordinary wear and tear), Licensee shall pay same standard replacement or repair costs. In the event that normal maintenance is required for said Premises, equipment or property belonging to MEDCO, Licensee shall notify the Center Manager, which is the only entity authorized to arrange for service. The cost for any unauthorized repairs ordered by Licensee shall be borne solely by Licensee.

2. The initial term of this Licensee Agreement shall be for one (1) year, which shall commence on May 1, 2004 (the “Effective Date”). The License Agreement shall terminate on April 30, 2005. Provided that Licensee is not then in default, Licensee may request renewal for two (2) additional terms of one year, providing written notice of said request is furnished to MEDCO at least sixty (60) days prior to the expiration date of this License Agreement. In the event this License Agreement is extended, all of the terms and conditions contained herein shall apply.

The monthly cash license payment (the “Monthly Payment”) during the term of this License Agreement shall be payable by Licensee in equal monthly installments, on or before the first day of each month, and shall be as follows:

From May 1, 2004 to April 30, 2005	$481

Renewal Term

From May 1, 2005 to April 30, 2006	$529

From May 1, 2006 to April 30, 2007	$582

Any services or resources provided by MEDCO which are not indicated in paragraph 1 above, shall be borne by Licensee.

3. It is understood by the parties that this License Agreement constitutes a License Agreement, not a lease, and that the relationship of the parties hereunder in respect to occupancy of the Premises at the Center is that of Licensor and Licensee, and not that of landlord and tenant. As such, MEDCO reserves the right to change space assignments or to terminate this License Agreement by giving 30 days prior written notice if the assigned Premises does not function as a place of business for more than four (4) consecutive weeks, except for normal and customary business closures and holidays, or if Licensee in MEDCO’s reasonable discretion no longer meets the criteria for participation in the Center incubator program. The aforegoing notwithstanding, MEDCO shall not change space assignments unless and until equivalent space equipped with amenities and utilities comparable to existing space is available and ready for immediate occupancy and MEDCO bears all Licensee’s moving and relocation costs and documentable costs for lost business suffered as a result of said change of space assignments. Not withstanding Paragraph 11 herein and without limiting the generalities of the foregoing, if MEDCO has reason to believe at any time that Licensee is no longer following its business plan, as may be amended by Licensee and approved by MEDCO from time to time, MEDCO retains the right, in its reasonable discretion to review Licensee’s status, and, if in MEDCO’s reasonable discretion, Licensee’s then current status in not in accord with Licensee’s business plan or consistent with the goals of the Center incubator program, MEDCO may terminate this License Agreement.

In the event Licensee fails to pay any past due Monthly Payment within ten (10) days of receipt of written notice from MEDCO, then MEDCO shall have the right to terminate this License. In the event (i) MEDCO reasonably determines that Licensee has varied its business plan and purposes substantially from that previously reviewed and approved by MEDCO and Licensee fails to implement procedures to return to the approved business plan, or (ii) any default hereunder by Licensee other than for nonpayment of Monthly Payments remains uncured for a period of thirty (30) days after Licensee’s receipt of written notice from MEDCO specifying such default, then MEDCO shall have the right to terminate this License.

The Premises are licensed for the purpose of furthering Licensee’s business objectives as approved by MEDCO and which are outlined in Licensee’s action plan, pertinent portions of which, including but not limited to the business objective and financial progress report, are attached hereto and incorporated herein by reference as Attachment A.

This License shall be subordinate to the lien, provisions, operation and effect of all mortgages, deeds of trust, ground leases or other security instruments which may now or hereafter encumber the Premises (collectively “Mortgages”). The holder of any Mortgage to which this License is subordinate shall have the right to, upon the initiation of foreclosure of such Mortgage, terminate this License upon thirty (30) days notice, at any time, with or without cause. In the event of transfer of ownership of the Premises, this License may be assigned to the new owner.

4. Licensee, at its sole cost and expense, shall maintain during the term of the License Commercial General Liability Insurance written on an occurrence basis having such limits as are reasonably required by the Licensor from time to time, but no less than One Million Dollars ($1,000,000) per Occurrence and Two Million Dollars ($2,000,000) in the aggregate. Licensee, at its sole cost and expense, shall maintain during the term of the License Special Form Property Insurance covering the full replacement cost of all property and improvements installed or placed in the premises by the Licensee. Such Special Form Property Insurance or other shall also include coverage for the following risks: Boiler and Machinery, Contamination, Spoilage, Equipment Breakdown, and Business Income & Extra Expense. The following coverages must also be included at the minimum specified limits: BioContamination: $25,000; Pollution Cleanup and Removal: $25,000; Radioactive Contamination: $25,000; Valuable Records Research: $25,000. The property insurance obtained by the Licensee shall include a waiver of subrogation by the insurer and all rights based upon an assignment from its insured against MEDCO, its officers, directors, employees, managers, agents, invitees, and contractors, in connection with any loss or damage thereby insured against. MEDCO shall not be liable for any loss or damage caused by any risk insured against under the property insurance required to be maintained hereunder, and Licensee waives any claims MEDCO and its respective related parties, for such loss or damage. The failure of the Licensee to insure its property shall not void this waiver. MEDCO and its respective related parties shall not be liable for, and Licensee hereby waives all claims against such parties for business interruption and losses occasioned thereby sustained by Licensee or any person claiming through Licensee resulting from any accident or occurrence in or upon the premises or the project from any causes whatsoever.

MEDCO, Scheer Partners Management, Inc. and Licensee shall be named insured on all insurance policies. The above referenced insurance shall contain a provision which states that it cannot be canceled or modified in any material respect except upon thirty (30) days written notice to all named insureds. MEDCO shall be furnished with a copy of said policy or certificate of insurance no less than five (5) business days prior to the effective date to this License Agreement. All policies of insurance required to be obtained by Licensee shall be issued by insurance companies acceptable to MEDCO.

Licensee represents and warrants to MEDCO that the maximum declared value of all Licensee’s products, materials, supplies, etc. stored in any and all common facilities provided by MEDCO (including, but not limited to any shared freezers/refrigerators) is $                    .

5. MEDCO and its officers, agents and employees, shall not be liable for any injury, damage or loss to person, equipment, facilities, or property occurring on or about the Premises or the Center caused by the use, negligence or misconduct of Licensee, its officers, agents, employees, or invitees. Licensee shall defend, indemnify and hold harmless MEDCO, its officers, agents, and employees from any and all losses, expenses, demands, actions, suits, claims or liabilities of whatsoever nature resulting from any injury or death to any person or any property damage arising out of Licensee’s use or occupancy of the Premises and affiliation or connection with MEDCO, including but not limited to actions in furtherance of its business objective plan, research involving the use of animals, human subjects, or biohazardous materials, and use of the Center or Premises. MEDCO or MEDCO’s agents shall have no liability regarding Licensee’s property, including any research materials or product kept by Licensee in any equipment owned by MEDCO.

6. If, during the term of this License Agreement, the Center is so damaged by fire or other catastrophe that the Premises is rendered wholly unfit for occupancy and said Premises cannot be repaired within thirty (30) days of the happening of such event, then Licensee shall have the option to declare this License Agreement void from the date of such injury. In such case, the Monthly Payment shall be apportioned to the date of damage and MEDCO shall reimburse Licensee for the balance and shall repossess the Premises. If the damage is such that the Premises are unfit for occupancy but can be repaired within thirty (30) days thereafter, MEDCO shall enter and repair with reasonable promptness, and this License Agreement shall not be affected except that the Monthly Payment shall be suspended while such repairs are being made. In case of any damage which shall not render this Premises unfit for occupancy, this License Agreement shall not be affected, but MEDCO may enter upon and repair the said Premises with Reasonable promptness.

7. The Premises shall be maintained by Licensee in its original condition to the satisfaction of MEDCO, normal wear and tear excepted. Prior to the effective date of commencement of this License Agreement, a joint survey of the Premises, indicating its exact condition, shall be made by representatives of both Licensee and MEDCO. A written report of said survey shall be attached hereto and another survey shall be made upon termination of this License. Licensee shall repair any damage to the Premises revealed by such survey, normal wear and tear excepted. Otherwise, MEDCO shall make the required repairs and/or replacement of damaged property, and shall provide Licensee with an invoice representing the costs to MEDCO of making said repairs, said invoice due and payable by Licensee upon receipt. Licensee, under this paragraph, is deemed to have accepted the Premises in the condition existing on the effective date of this License Agreement. Licensee is not liable for losses or damage to the Premises due to the sole negligence of MEDCO.

8. On or before term commencement as defined in paragraph 2 of the Agreement, Licensee shall pay to MEDCO a sum equal to one (1) month’s Monthly Payment to be held by MEDCO as security deposit for the full, faithful and punctual performance by Licensee of Licensee’s terms, covenants and conditions contained herein for the full term of this License Agreement. At such time as the term of this License Agreement commences, Licensee shall be required to pay a sum of $481.00 as security deposit.

If, at any time, Licensee fails to fully, faithfully and punctually perform any of the terms, covenants and conditions contained herein, then MEDCO may apply any part or the whole of said security deposit to indemnify MEDCO for any damage MEDCO may have suffered or will suffer because of such failure to perform by Licensee and MEDCO shall in no way be precluded from recovering in addition to the said security deposit, any other damages or expenses that MEDCO may suffer by reason of any violation by Licensee of Licensee’s terms, covenants and conditions contained herein.

If this License Agreement is terminated prior to the expiration of the term thereof by the agreement of the parties, or in accordance with the terms contained in this License Agreement; and Licensee has fully, faithfully and punctually performed all of Licensee’s terms, covenants and conditions contained herein up to the date of termination thereof, then the said deposit shall be returned by MEDCO to Licensee within a reasonable period of time following the termination.

9. Except as specified in paragraphs 3 and 6, MEDCO shall not be responsible to Licensee for any damages or inconveniences caused by interruption of business, including utilities, or inability to occupy the Premises for any reason whatsoever.

10. The License shall not be assigned by Licensee, either in total or in part, to others without the prior written consent of MEDCO.

11. Licensee’s admittance to the Center incubator program is based, in part, on MEDCO’s review of Licensee’s business plan, which may be amended and approved by MEDCO from time to time. Use of the Premises and other facilities and services make available to Licenses by MEDCO shall be in furtherance of Licensee’s business concept objectives and plans and purposes. Licensee agrees to abide by MEDCO’s policies and regulations concerning the use of any such facility or service universally applicable to the other licensees in the Center. Licensee’s use of the Premises and equipment contained therein may not interfere, in any manner, with use by other licensees of nearby facilities and equipment. Research involving the use of animals, human subjects or the use of hazardous or toxic materials by Licensee is not permitted unless consented to in writing by MEDCO. MEDCO reserves the right to approve in its sole discretion Licensee’s use of the Premises beyond that anticipated in connection with Licensee’s approved business plan and safety plan.

Upon request by MEDCO, Licensee shall provide MEDCO with the number of its employees working in the Premises.

12. Licensee shall comply with all applicable MEDCO, federal, state and local laws, ordinances, codes, rules, permits, licensing conditions and regulations, including any amendments thereto (collectively, the “Requirements”), in its use of the Premises, including those regarding the handling, storage, usage, release and disposal of hazardous substances and the care, treatment and disposal of laboratory animals and shall procure, at its expense, any and all licenses, permits, insurance and government approvals necessary to the operation of its business. Any hazardous materials stored or used on the Premises must not, in any way, prejudice the insurance of the Premises, or increase the fire hazards to a greater extent than necessarily incident to the business for which the Premises are licensed, and all such materials must be completely removed upon expiration of the license. Licensee’s use or storage of such materials on the Premises which does affect the Building’s insurance or its fire rating shall not be a default under this License, but Licensee shall be responsible for any resulting insurance premium increase.

“Hazardous substance” as used herein includes any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., including any amendments thereto (“CERCLA”), any substance, waste or other material considered hazardous, dangerous, or toxic under any of the Requirements, petroleum and petroleum products, and natural gas. “Release” as used herein means any intentional or unintentional spilling, pumping, emitting, emptying, discharging, escaping, leading, dumping, disposing or abandonment of any hazardous substance. Licensee covenants and agrees that it will not use or allow the Premises to be used for the storage, use, treatment, disposal or other handling of any hazardous substance without the prior written consent of MEDCO.

Attached to this License Agreement as Attachment D is a list prepared by Licensee, subject to MEDCO’s approval, identifying the hazardous substances which Licensee intends to use and store in the Premises, and setting forth quantity, use and location thereof. MEDCO hereby permits Licensee to use and store the hazardous substances set forth on Attachment D within the Premises, provided that Licensee complies in all respects with the Requirements in this Section 12 and that such hazardous substances are not disposed of in the sanitary sewer system of the Center unless the Requirements permit and that MEDCO has consented to such method of disposal in writing, having determined in MEDCO’s sole and absolute discretion that such disposal will not harm the sanitary sewer piping. Licensee shall request in writing MEDCO’s written approval before any additional hazardous substance use, handling, treatment, storage or disposal in the Premises is undertaken. Such request shall set forth a description of the hazardous substance involved, the maximum quantity to be present on the Premises at any time, its location within the Premises and its use in Licensee’s business.

Licensee shall comply with all requirements governing the discharge, release, emission, or disposal of any hazardous substance and prescribing methods for or other limitations on storing, handling, or otherwise managing hazardous substances including, but not limited to, the then current versions of the following federal statutes, their state enalogs, and the regulations implementing them: the Resource Conservation and Recovery Act 942 U.S.C. 6901 et seq.); CERCLA; the Clean Water Act (33 U.S.C. 1251 et seq.); and the Toxic Substances Control Act (15 U.S.C. 2601 et seq.). Licensee shall take all steps necessary to remedy any violation of any Requirements by Licensee whether or not a citation or other notice of violation has been issued by a governmental authority. Licensee shall at its own expense, promptly contain and remediate any release of hazardous substances arising from or related to licensee’s hazardous substance activity at the Premises, the Center and/or the environment and remediate any resultant damage to property, persons, and/or the environment. MEDCO reserves the right to periodically conduct any environmental and safety inspection of the Premises and areas beyond the Premises, where necessary, such as the HVAC system and the laboratory exhaust venting system. The scope of such inspection may include, but not be limited to, having the fume hoods tested and inspected. Licensee shall give prompt written notice to MEDCO of any release of any hazardous substance to the Premises, the Center and/or the environment not made in conformance with the Requirements, including a description of remediation measures and any resulting damage to persons, property or the environment.

Licensee shall upon expiration or termination of this License Agreement, surrender the premises to MEDCO free from the presence and contamination of any hazardous substance. Following any breach by Licensee of the Requirements of this Section 12, or in response to any reasonable safety or environmental concern by MEDCO and irrespective of any such breach, MEDCO may withdraw its consent to Licensee’s Hazardous substance activity (or any portion thereof) by written notice to Licensee. Licensee shall terminate its hazardous substance activity immediately upon notice and remove all hazardous substances from the Premises within fifteen (15) days from the date of such notice unless such breach or concern is promptly addressed and corrected by Licensee to MEDCO’s sole satisfaction. Licensee shall indemnify, hold harmless and (at MEDCO’s option) defend MEDCO, its agents and employees, from and against all claims, actions, losses, costs and expenses (including attorneys’ and other professional fees), judgments, settlement payments, and, whether or not reduced to final judgment, all liabilities, damages, or fines paid, incurred or suffered by such parties in connection with loss of life, personal injury, and/or damage to property or the environment arising, directly or indirectly, wholly or in part from any conduct, activity, act, omission, or operation involving the use, handling, generation, treatment, storage, disposal, other management or release of any hazardous substance at, from or to the Premises, whether or not Licensee has acted negligently with respect to such hazardous substance. Licensee’s obligations and liabilities hereunder shall survive the expiration or other termination of this License Agreement. Licensee shall comply with all requirements of the Animal Welfare Act, 7 U.S.C. 2131, et seq., as the same may be amended and all similar federal, state and local laws, codes, ordinances and regulations.

13. MEDCO reserves the right at all times to control all facilities licensed hereunder, and to enforce all applicable necessary laws, rules and regulations without obligation or assumption of any responsibility to do so.

14. At the request of MEDCO, but not more frequently than at six (6) month intervals, Licensee agrees to review its current and prospective business status with MEDCO. Progress may be monitored in relation to the previous most recent plan which had been reviewed and approve by both Licensee and MEDCO. If, in MEDCO’s sole discretion, Licensee’s current status is not sufficiently in accord with the most recent previously reviewed plan, a default condition will exist.

15. MEDCO will install all locks attached to said Premises and provide two (2) keys for each lock to Licensee. MEDCO will have the Master key to each lock, which shall be under the control of the Center Manager or the building supervisor as specified in MEDCO’s key control policy, and may enter the Premises, at reasonable times, for inspection, maintenance, or repair, or for any other necessary reason. Entry for other than normal maintenance and inspection activities shall be preceded by appropriate notice to Licensee. In the event of an emergency, notice will be given at the first reasonable opportunity, even after the fact.

16. Unless in default of contract, Licensee shall have the right to remove any or all equipment, goods, fixtures and other property which it has placed or affixed within or to the Premises, provided Licensee repairs damage to the Premises caused by such removal. Licensee shall not remove improvements made to the facilities by MEDCO or on behalf of MEDCO during Licensee’s occupancy.

17. Licensee shall not represent or imply that it is affiliated in any way with MEDCO other than as a Licensee and participant in the Center incubator program. Licensee shall not represent or imply that its activities, products or services are endorsed or approved by MEDCO. Any public announcements by Licensee which mention MEDCO or Licensee’s relationship with MEDCO shall be submitted to MEDCO for review and approval of said language relating to Licensee’s relationship with MEDCO.

18. Nothing contained in this Agreement shall create any partnership or joint venture between the parties. Neither party may pledge the credit of the other or make any binding commitment on the part of the other.

19. This License Agreement contains all the understandings and agreements of the parties, and may be changed only by an agreement in writing signed by the parties hereto.

20. The validity, interpretation and effect of this License Agreement shall be governed by the laws of the State of Maryland. The laws of the State of Maryland shall govern all rights, remedies, obligations and liabilities arising pursuant to this License Agreement.

21. Any person executing this License Agreement expressly warrants that he/she is the authorized representative of the party for which he/she has signed.

22. Any information, technology or products developed solely be Licensee, whether developed on the Premises or elsewhere, will be the sole property of Licensee.

23. MEDCO will use all reasonable efforts to prevent the dissemination of any proprietary information related to work of Licensee unless authorized to do so by License. MEDCO, however, shall have the right to disclose Licensee’s activities in a generalized, descriptive manner. MEDCO will contact Licensee in advance of dissemination or disclosure of Licensee’s activities and allow Licensee an opportunity to review disclosure and amend if appropriate.

24. Licensee will cooperate fully with MEDCO to publicize the Center incubator program and Licensee’s participation in the Center incubator program.

This License Agreement may be signed in counterparts.

FOR:	Maryland Economic Development Corporation	FOR:	Neogenix Oncology, Inc.

BY:		BY:
Scheer Partners Management Inc. MTDC Manager

Date:	4-21-04	Date:	4/28/04

BY:	/s/ Hans Meyer
Hans Mayer Executive Director, MEDCO

Date:	May 3, 2004